EXHIBIT 23.6



                      CONSENT OF THE CARSON MEDLIN COMPANY




         We hereby consent to the inclusion as Appendix F to the Joint Proxy Statement/Prospectus of Virginia Heartland Bank and Second National Financial Corporation constituting part of the Registration Statement on Form S-4 of our letter to the Board of Directors of Second National Financial Corporation and to the references made to such letter and to the firm in such Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



                                                       THE CARSON MEDLIN COMPANY

Raleigh, North Carolina
June 19, 1998